CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Saratoga Advantage Trust, and to the use of our reports dated October 30, 2017 on the financial statements and financial highlights of Investment Quality Bond Portfolio and Municipal Bond Portfolio, each a series of Saratoga Advantage Trust. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 2, 2018